Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our reports, dated June 25, 2010, with respect to the financial statements of Gaming Consultants, Inc. and Affiliates, as of December 31, 2009, included in this Current Report on Form 8-K/A of Nevada Gold & Casinos, Inc. dated September 15, 2010.

/s/ LEMASTER DANIELS PLLC
Yakima, Washington
September 15, 2010